CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Regent Assisted Living, Inc. on Form S-8 (File Nos. 333-61239, 333-12159 and 333-12157) and Form S-3 (File No. 333-55769) of our report dated March 28, 2000, except for the last paragraph of Note 4, as to which the date is April 20, 2000, on our audits of the consolidated financial statements of Regent Assisted Living, Inc. as of December 31, 1999 and 1998, and for the years then ended, which report is included in this Annual Report on Form 10-K.



PRICEWATERHOUSECOOPERS LLP


Portland, Oregon
March 28, 2000, except for the last paragraph of Note 4, as to which the date is April 20, 2000